Exhibit 10.13
June 29, 2004
Mr. John Hendricks
Discovery Communications, Inc.
One Discovery Place
Silver Spring, MD 20910
Re:       New Unit Grant
Dear John:
     This confirms our agreement that in partial consideration for your remaining in the position of Chairman of the Board of Discovery Communications, Inc. (“DCI”), you have been granted 5,530,589 Units (the “New Units”) under DCI’s Executive Incentive Plan (EIP), which is equivalent to 1.32% of the appreciated value of DCI over the life of the units. The New Units have a grant date and an initial valuation date of January 1, 2004. The New Units will vest and otherwise be subject to all of the terms and conditions of the EIP, with the following exceptions:
     1. With respect to both the New Units and the 4,960,363 units previously granted to you under the EIP (the “Existing Units”), it is agreed that, only by either (a) the unanimous action of DCI’s shareholders if DCI has not gone public, or (b) the vote of two-thirds of the DCI board of directors, including the votes of any board members representing any of the current DCI shareholders, in the event that DCI has gone public:
(1)	any New Units or Existing Units that have not yet vested may be rescinded, and

(2)	any vested New Units or Existing Units may be subject to a forced cash out (and paid to you) to prevent further appreciation.
     2. The earned value of any vested New Units or Existing Units (i.e., any appreciation in the value of any vested New or Existing Units which occurs prior to any action of the DCI shareholders or board of directors as provided above to rescind or force the cash out of such units) may not be rescinded by DCI or be forfeited by you other than:
(a)	as provided under the terms and conditions of the EIP in the event of your voluntary departure from DCI and your subsequent work for a competitor of DCI; or

(b)	in the event of your conviction for any act of fraud or any other felony in connection with DCI or its assets, in which case all earned value of any vested New or Existing Units may be subject to partial or complete forfeiture upon the unanimous action of DCI’s shareholders.

     This will also confirm the agreement between you and the DCI shareholders that you may be removed from your position as Chairman of DCI at any time for any reason, but only by unanimous action of the DCI shareholders if DCI has not gone public, or the vote of two-thirds of the DCI board of directors, including the votes of any board members representing any of the current DCI shareholders, in the event that DCI has gone public.
     Please acknowledge your agreement with the foregoing by signing in the space provided below.

Sincerely, THE COMPENSATION COMMITTEE OF DISCOVERY COMMUNICATIONS, INC.
By:	/s/ Dob Bennett
Dob Bennett
Chairman

Acknowledged and agreed:

/s/ John Hendricks
John Hendricks